EXHIBIT 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”), effective as of the 1st day of January 2006 (the “Effective Date”), is entered into by and between Spark Networks plc, an English public limited company (the “Company”), with its registered office at 24/26 Arcadia Avenue, Finchley Central, London N3 2JU, UK, and Joe Shapira, an individual, residing at [PERSONAL ADDRESS] (the “Director”).
Recitals:
     A.     Whereas the Company and Director are parties to that certain Employment Agreement, effective as of March 1, 2005 (the “2005 Employment Agreement”).
     B.     Whereas, except as expressly set forth herein, the Company and Director each wish to terminate the 2005 Employment Agreement, in its entirety, and replace it with this Agreement.
     C.     Whereas the Director wishes to resign from his executive responsibilities at the Company and remain the Chairman of the Company’s Board of Directors (the “Board”) and the Company desires the same.
In consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:
1.     Directorship. The Company and Director hereby agree that, effective as of the Effective Date, Director will serve as a non-executive Chairman of the Board of Directors of the Company, on the terms and conditions set forth in this Agreement and, except as set forth in Article 8 below, that the 2005 Employment Agreement and any related employment and/or compensation arrangements that Executive has with the Company, whether oral or written, shall terminate, in their collective entirety, on the Effective Date hereof. Director hereby acknowledges that he has received all salary, compensation and benefits due him pursuant to the terms of the Employment Agreement.
2.     Term. Director’s appointment to the Board shall extend until the Company’s next annual general meeting and shall continue as long as Director is continuously reelected to the Board by the shareholders of the Company, unless Director resigns or is removed in accordance with the terms of the Company’s Memorandum and Articles of Association and applicable law.
3.     Duties of Director. Director shall fulfill the necessary duties as the Chairman of the Board. The Board shall determine the Board committee appointments, if any, that are appropriate for Director. Director is expected to attend at least four (4) Board meetings and, if applicable, four (4) committee meetings per year in Los Angeles. In addition, Director shall be available on an as-needed basis for Board meetings by conference call, to execute written resolutions and for such other matters as the Company may reasonably require.

4.     Compensation and Related Matters.
     4.1     Cash Compensation: The Company agrees that, within ten (10) days of receipt by the Company of a duly executed original of this Agreement, the Company shall pay to Director severance pay in the lump sum amount of $125,000, minus all applicable state and federal withholdings. In addition, for his services as a director , the Company shall pay Director a director’s fee at the rate of $30,000 per year, payable in monthly installments of $2,500 each for each month of service, in arrears, beginning with the fee payable for service as a director for January 2006. In addition, Director shall receive $1,000 for his in-person attendance at a Board or committee meeting and $500 for his attendance at a telephonic Board or committee meeting. The Company shall also reimburse Director for all approved expenses that are incurred in the performance of his duties.
     4.2     COBRA Coverage: The Company shall pay for up to eighteen (18) months of COBRA insurance coverage for Director, commencing on January 1, 2006 and terminating on June 30, 2007, or until covered under another plan, which ever occurs first, pursuant to the provisions of COBRA.
     4.3     Share Options. Director shall retain all share options previously awarded to Director and such options shall vest and become exercisable on the terms set forth in any option certificates relating thereto.
     4.4     Return of Company Property Following Termination. Upon termination of Director’s service on the Board, for whatever reason, Director shall return all books, documents, papers, materials and any other property which relates to the business of the Company (or any subsidiary, affiliated, or holding companies) which may be in Director’s possession or under the Director’s power or control.
5.     Use of Office; Email Access.
     5.1     From the Effective Date through February 28, 2006, Director shall be permitted reasonable access to Director’s former office at the Company premises (the “Former Office”); provided, however, when Director is not present at the Company’s premises and using the Former Office, the Company may use the Former Office for any purpose that the Company deems appropriate. At all times while on Company premises, although no longer a Company employee, Director agrees to adhere to the Company’s policies and procedures, in effect from time to time.
     5.2     Through June 30, 2006, Director shall continue to have access to the e-mail address joe@spark.net., provided that Director continues to serve as a director of the Company. From July 1, 2006 through December 31, 2006, the Company shall forward all e-mail received by Company at the e-mail address referenced above to the personal e-mail address of Director’s choosing, provided that Director continues to serve as a director of the Company. Director shall promptly inform and forward to appropriate personnel at the Company any business related emails for response by the Company.
6.     Indemnification; Insurance. To the fullest extent permitted by the Company’s charter documents and applicable law, the Company agrees to defend and indemnify Director and hold Director harmless against any demand, claim, cause of action, action, loss, and/or liability that is made against Director, and/or that Director incurs, including but not limited to attorneys fees and costs, whether arising from or relating to Director’s Employment Agreement, employment with the Company, service as a director of the Company, or otherwise. The Company agrees to use its best efforts to purchase and maintain adequate Directors’ and Officers’ liability insurance from a reputable and financially sound insurer with coverage limits to be determined by the Board and with provisions that will provide coverage for Director as a director as well as coverage as a former director following any termination of Director’s services as director.
7.     Release of Employment Claims. In exchange for the agreements contained in Paragraph 4, 5, and 6 above, and in consideration of the further agreements set forth below, Director agrees unconditionally and forever to release and discharge the Company, as defined above, from any and all employment termination claims, actions, causes of action, demands, rights, or damages of any kind or nature which he may now have, or ever have, whether known or unknown, including , but not limited to, any claims for wrongful or unlawful discharge or demotion; violation of public policy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; discrimination or harassment on the basis of age, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code; violation of COBRA; violation of any safety and health laws, statutes or regulations; violation of ERISA; violation of the Internal Revenue Code; or any other claim for damages, whether statutory, compensatory or punitive, reinstatement, and/or other equitable and/or statutory relief for termination of Director’s employment and/or Employment Agreement and/or separation from the Company (collectively “Employment Claims”)
          With respect to the Employment Claims released hereunder, Director further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
8.     Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above to Director and, if to Company, addressed to 8383 Wilshire Blvd., Suite 800, Beverly Hills, CA 90211, Attention: General Counsel, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9.     Release of Age Claims. As a part of this Agreement, Director expressly agrees to release any rights or claims arising out of the Federal Age Discrimination in Employment Act (“ADEA”) 29 U.S.C. § 621, et seq., and in connection with such waiver:
          (a)     Director is hereby advised to consult with an attorney prior to signing this Agreement;
          (b)     Director shall have a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of this Agreement. Director may sign this Agreement at any time during the 21 day period; and
          (c)     Director may revoke this Agreement at any time during the first seven (7) days following his execution of the Agreement, and this Agreement shall not be effective or enforceable until the (7) day revocation period has expired.
10.     Miscellaneous.
     10.1     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.
     10.2     This Agreement shall be construed under the laws of the State of California, both procedural and substantive.
     10.3     Sections 8 of the 2005 Employment Agreement (relating to confidentiality) shall remain in full force and effect and shall survive the termination of the 2005 Employment Agreement and this Agreement. Similarly, any other agreements related to confidentiality and between Director and the Company shall remain in full force and effect in accordance with their terms.
     10.4     This Agreement constitutes the entire agreement between Director and the Company concerning the subject matter hereof. Other than as expressly set forth herein, no covenants, agreements, representations, or warranties of any kind have been made to any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.
          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
Spark Networks plc

By:	/s/ David Siminoff	/s/ Joe Y. Shapira

	Name: David Siminoff	Joe Y. Shapira

Title: Chief Executive Officer

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